UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
______________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

February 13, 2007
Date of Report (Date of earliest event reported)

The Hershey Company
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-183	23-0691590
(Commission File Number)	(IRS Employer Identification No.)

100 Crystal A Drive, Hershey, Pennsylvania 17033
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (717) 534-4200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

Item 2.05	Costs Associated with Exit or Disposal Activities

On February 15, 2007, The Hershey Company (the "Company") announced that on February 13, 2007, its Board of Directors had approved a comprehensive, three-year supply chain transformation program. This program is expected to be completed by December 31, 2009. When completed, this program will greatly enhance Hershey’s manufacturing, sourcing and customer service capabilities, and will generate significant resources to invest in the Company’s growth initiatives. These initiatives include accelerated marketplace momentum within the Company’s core U.S. business, creation of innovative new product platforms to meet consumer and customer needs, and disciplined global expansion.

Under the program, which will be implemented in stages over the next three years, Hershey will:

•	Significantly increase manufacturing capacity utilization by reducing the number of production lines by more than one-third;
•	Outsource production of low value-added items; and,
•	Construct a flexible, cost-effective production facility in Monterrey, Mexico to meet current and emerging marketplace needs.

The transformation program will result in a flexible, global supply chain capable of delivering Hershey’s iconic brands, in a wide range of affordable items and assortments, across retail channels in the Company’s priority markets. Finished products will be sourced from fewer facilities, each one a center of excellence specializing in Hershey’s proprietary product technologies. Increased access to borderless sourcing will further leverage the Company’s manufacturing scale within a lower overall cost structure.

Hershey has developed a phased, three-year plan to ensure smooth implementation and to maintain product quality and customer service. The program will result in a total net reduction of approximately 1,500 positions across Hershey’s supply chain over the next three years. When completed, manufacturing of approximately 80 percent of the Company’s production volume will take place in the U.S. and Canada.

The Company estimates the program will incur pre-tax charges and non-recurring project implementation costs of $525 million to $575 million over the next three years. This estimate includes $275 million to $300 million in asset write-offs, $200 million to $225 million in employment-related costs, including the impact of curtailment charges associated with the Company’s pension and other post-retirement benefit plans, and approximately $50 million in project implementation costs. These charges will be incurred primarily in 2007 and 2008, with approximately $300 million expected to be charged in 2007. The cash portion of the total charge is estimated to be $275 million to $300 million.

This initiative also includes gross capital investments of $300 million to $310 million.  Capital investments over the implementation period are expected to be approximately $200 million more than previous expectations of $190 million to $200 million per year, resulting in total capital expenditures for the Company of $250 million to $300 million in 2007 and $225 million to $250 million in 2008 and 2009.  Following completion of this initiative, the Company expects annual capital investments of approximately $140 million to $160 million.

As a result of the program, Hershey estimates that its gross margin should improve significantly, with on-going annual savings of approximately $170 million to $190 million generated by 2010. A portion of these savings will be invested in the Company’s strategic growth initiatives, in such areas as core brand growth, new product innovation, selling and go-to-market capabilities, and disciplined global expansion. The amount and timing of this investment will be contingent upon market conditions and the pace of the Company’s innovation and global expansion.

Safe Harbor Statement
This report contains statements that are forward-looking. These statements are made based upon current expectations which are subject to risk and uncertainty. Actual results may differ materially from those contained in the forward-looking statements. Factors which could cause results to differ materially include, but are not limited to: our ability to implement and generate expected ongoing annual savings from the initiatives to transform our supply chain and advance our value-enhancing strategy; changes in raw material and other costs and selling price increases; our ability to execute our supply chain transformation within the anticipated timeframe in accordance with our cost estimates; the impact of future developments related to the recent product recall and temporary plant closure in Canada including our ability to recover costs we incurred for the recall and plant closure from responsible third-parties; pension cost factors, such as actuarial assumptions, market performance and employee retirement decisions; changes in our stock price, and resulting impacts on our expenses for incentive compensation, stock options and certain employee benefits; market demand for our new and existing products; changes in our business environment, including actions of competitors and changes in consumer preferences; changes in governmental laws and regulations, including taxes; risks and uncertainties related to our international operations; and such other matters as discussed in our Annual Report on Form 10-K for 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:   February  20, 2007

THE HERSHEY COMPANY
By: /s/ David J. West
David J. West Executive Vice President, Chief Operating Officer